Megola Inc. Signs Memorandum of Understanding and Intent with Hazmat4U and Hazmat1

Hartindo to be offered into Hazmat and Fire and Emergency Service Industries

CORUNNA, ONTARIO - November 16, 2007 - Megola Inc. (Other OTC:MGOA.PK - News), is pleased to announce, as a result of a recent successful showing at the Greater Toronto Airports Authority’s Fire and Emergency Services Training Institute (FESTI) facility at Toronto Pearson International Airport, that it has signed a Letter of Memorandum of Understanding and Intent (MOUI) with Hazmat4U and Hazmat1 - divisions of 6841309 Canada Inc. - to establish a supply agreement that will provide Hartindo AF11E, AF21 and AF31 for use in the Hazardous Materials and Fire and Emergency Services industries in Canada.

“After performing demonstrations with the Hartindo products myself, I am excited to move forward with pursuing their inclusion into our offerings to the HAZMAT community”, says David Williams, President & CEO of 6841309 Canada Inc. “As a company we are committed to assessing and utilizing products that are both effective and environmentally safe and see great potential with the Hartindo Anti-Fire products”, adds Williams.

“To garner such interest from a company in the HAZMAT industry is a testament to how revolutionary the Hartindo line of Anti-Fire products may be. We are very excited that Hazmat4U and Hazmat1 want to incorporate our products into the extremely important services that they provide and are looking forward to building a long term business relationship with them to aid in their goals of being the de facto service providers in their industries”, states Joel Gardner, Megola CEO.

MOUI Highlights :

6841309 CANADA INC. is interested in:
•
Exclusive use of the Hartindo AF11E halon replacement, AF21 Fire Inhibitor, and AF31 Multi-use Fire Extinguishant products (the “Products”), including all improvements and modifications thereto, for the purpose of use, application, and sales in the Hazardous materials and Fire and Emergency services industries, and other related industries, as agreed upon by the Parties, in Canada (the “Territory”).

•	Said exclusivity in the Territory being for an initial period of five (5) years with an option for a further five (5) years at the sole discretion of 6841309 Canada Inc.

MEGOLA Inc. is interested in:
•	Supplying 6841309 CANADA INC. with the Products on an exclusive basis in the Territory for utilization in the industries as described above, for the purpose of use, application and resale only.

The PARTIES agree that:
•	Megola Inc shall provide any compulsory certificates of testing and analysis of the Products required to satisfy all Canadian standards and necessary health, safety and environmental laws.

•	Megola Inc. shall provide the Products at a reasonable wholesale marketable rate, to remain competitive, and ensure adequate supply of such in a timely manner to satisfy market demand.

•
6841309 Canada Inc. shall provide its marketing and industry expertise to penetrate the Hazardous materials and Fire and Emergency Services markets, on a timely basis, and provide all of the necessary field testing, demonstrations and professional expertise as and when required at its discretion, for distribution to such.

About David Williams

David Williams, President and CEO of Hazmat4U and Hazmat1, is respected internationally and has been involved in the environmental industry for over 25 years, dealing directly with HAZMAT materials for the last 20. He is the first point of contact for testing and assessing new products to be used within the HAZMAT community.

David's dedication to a clean environment and innate HAZMAT knowledge is highly recognized by several agencies he works with including the Greater Toronto Airports Authority and Police and Fire Emergency Services, such as bomb, marine, dive and HAZMAT response.

About HAZMAT4U - Your Partner in Public Safety and Environmental Protection

Hazmat4U was formed to provide Government, Industry, and various Agencies with a new outlook regarding HAZMAT Response.

Their qualified personnel effectively mitigate any situation in a timely manner within the Ministry of the Environment Guidelines. Their knowledgeable staff have exceeded 25 years of experience working with government agencies, various fire departments, law enforcement agencies and private industry.

For more information on Hartindo products and Megola Inc. please visit www.megola.com.

The matters set forth in this press release are forward-looking statements within the meaning of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to risks and uncertainties that may cause actual results to differ materially. These risks are detailed from time to time in the company's periodic reports filed with the Securities and Exchange Commission including the company's Annual Report, Quarterly Reports and other periodic filings. These forward-looking statements speak only as of the date hereof. The company disclaims any intent or obligation to update these forward-looking statements.

Contact Information:

Megola Inc.
Daniel Gardner
1 888 558 6389
 IRinfo@megola.com
 http://www.megola.com